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                                                                    EXHIBIT 99.1


      Zapata Corporation Files 12B-25 Notice to Extend the Filing Due Date
                         of its Third Quarter Form 10-Q


ROCHESTER, N.Y. - November 10, 2005 -- Zapata Corporation (NYSE: ZAP) today announced that it has filed a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission ("SEC"), in order to extend the filing due date for its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2005. This filing extends the November 9, 2005 filing due date for up to five days under SEC rules. The Company expects to file its third quarter Form 10-Q within the five-day extension period.

As previously reported in Zapata's Current Report on Form 8-K filed with the SEC on August 31, 2005 and Current Report on Form 8-K filed with the SEC on September 26, 2005, three of the fish processing facilities of Omega Protein Corporation (OTCBB: OME), a majority-owned subsidiary of Zapata, were severely damaged as a result of Hurricanes Katrina and Rita.

Omega has reported that it requires additional time to ensure that its estimates of damage amounts and insurance recovery from the hurricanes will be accurate. Omega has informed Zapata that as a result of Hurricanes Katrina and Rita, Omega will be unable to prepare and timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2005. Omega intends to file the Omega 10-Q within the five-day extension period.

As a result of Omega's inability to prepare and timely file the Omega 10-Q, Zapata is unable to prepare and timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2005. Zapata intends to file its third quarter Quarterly Report on Form 10-Q within the five-day extension period.

For the three and nine month periods ended September 30, 2005, the Company is estimating net losses of approximately $13.2 million and $12.6 million, respectively, resulting primarily from the third quarter recognition of a $10.8 million loss on the proposed sale of the Company's shares of Safety Components International, Inc. (OTCBB: SAFY) Common Stock, and the Company's share of Omega's estimated losses for these periods.

Although Zapata has agreed to sell its shares of Safety Components International, Inc. (OTCBB: SAFY) for $51.2 million and originally purchased these shares for $47.8 million, the Company recorded an accounting loss on the transaction of approximately $10.8 million during the quarter ended September 30, 2005. Despite selling its interest in Safety Components for a cash gain, Zapata recorded an accounting loss primarily due to Safety Components' generation of net income subsequent to Zapata's acquisition of Safety's common stock. During the periods in which Zapata consolidated Safety's results of operations, Safety Component's recognition of net income caused Zapata's carrying value in the investment in Safety's common stock to increase by its share of Safety's net income. Accordingly, concurrent with the approval of Zapata's board of directors to sell its interest in Safety Components, Zapata was required to record a loss equal to the difference between its carrying value in Safety Component's common stock and the net selling price.

Omega Protein has reported that it is estimating to incur a $9.5 million pre-tax loss for the quarter ended September 30, 2005 resulting primarily from the recognition of an estimated $13.2 million charge related to Hurricanes Katrina and Rita.

About Zapata:

Zapata is a holding company which currently has two operating companies, Safety Components International, Inc. and Omega Protein Corporation. As of September 30, 2005, the Company had a 77% ownership interest in Safety Components and a 58% ownership interest in Omega Protein. In addition, Zapata owns 98% of Zap.Com Corporation (OTCBB: ZPCM), which is a public shell company.




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The Company makes certain reports available free of charge on its website at
www.zapatacorp.com as soon as reasonably practicable after this information is electronically filed, or furnished to, the United States Securities and Exchange Commission.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are "forward-looking" statements that involve risks and/or uncertainties including without limitation, estimated losses for the reported time periods may be greater than anticipated, the possibility that the sale of Safety Components will not close or that the closing of the sale may be delayed, and those additional risks as described in the "Significant Factors That Could Affect Future Performance and Forward-Looking Statements" in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2005. You are cautioned not to place undue reliance on any forward-looking statements. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:
Zapata Corporation
Leonard DiSalvo, CFO
585/242-8703
http://www.zapatacorp.com







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